UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 17, 2010

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan		49022-2692
(Address of Principal Executive Offices)		(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2010, the Board of Directors of Whirlpool Corporation (the “Corporation”) approved a new form of Compensation and Benefits Assurance Agreement (“Agreement”) to be entered into with each current and future executive officer of the Corporation, including Jeff M. Fettig, Roy W. Templin, Michael A. Todman and Marc R. Bitzer. The Board of Directors further authorized the Corporation to give written notice of the intent not to renew the existing Compensation and Benefits Assurance Agreements which will expire on December 31, 2010.

The new form of Agreement is intended to better align our program with current best practices in this area by, in general, narrowing the circumstances under which change in control severance benefits can be triggered and reducing the benefits provided to executives. The new form of Agreement provides for the payment of severance benefits only upon the occurrence of a change in control and a termination of the executive by the Corporation, or its successor, or termination by the executive for good reason, as defined therein. The Corporation may enter into agreements with the Chief Executive Officer and elected Presidents of the Corporation, providing for severance benefits to include a lump sum payment of three times annual base salary and bonus. The Corporation may enter into agreements with other officers providing for severance benefits to include a lump sum payment of two times annual base salary and bonus.

The above description of the new form of Agreement is qualified in its entirety by reference to the form of Agreement filed herewith as Exhibit 10.1, which agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Compensation and Benefits Assurance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: August 23, 2010	By:	/s/ ROBERT J. LAFOREST
	Name:	Robert J. LaForest
	Title:	Corporate Secretary and Group Counsel